 EXHIBIT 23.1

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Seitel, Inc. 2001 Inducement Stock Option Plan, the Seitel, Inc. 2001 Non-Officer Stock Option Plan, the Non-employee Directors' Stock Option Plan and Certain Employment Warrants of Seitel, Inc. and to the incorporation by reference therein of our report dated March 16, 2001, with respect to the consolidated financial statements of Seitel, Inc. included in its Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Houston, Texas

September 10, 2001